                                  Exhibit 99

                     Press Release Dated December 13, 2001

Date:          December 13, 2001

Contact:       John J. Griffith
               Investor Relations Director
               (402) 514-5336

Commercial Federal Raises 2001 Earnings Outlook to Exceed Consensus Estimates

OMAHA, Nebraska, December 13, 2001--Commercial Federal Corporation (NYSE: CFB), one of the largest financial institutions in the Midwest, today announced its earnings outlook would exceed previous consensus estimates for 2001. The Company has increased its earnings per share projections for 2001 to more than $1.86 per share. Commercial Federal projects earnings per share of more than $2.00 for 2002 (or approximately $2.16 per share considering the impact of SFAS No. 142 on the cessation of goodwill amortization).

"Commercial Federal continues to outperform its targets and will exceed consensus earnings estimates for the year 2001," said David S. Fisher, executive vice president and chief financial officer. "There has been little change in the level of non-performing assets in the fourth quarter and we remain confident in our ability to increase core profitability from Commercial Federal's Midwestern regional banking franchise and in the quality of earnings going forward."

Mr. Fisher concluded, "While we recognize the challenges posed by lower interest rates and current economic conditions, we are aware of no other reasons for the recent higher trading volume in our stock. Management's focus remains on executing our business plan and to providing long-term value to our shareholders."

This release includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the economic environment, competition, products and pricing in geographic and business areas in which the Company operates, prevailing interest rates, changes in government regulations and policies affecting financial services companies, and credit quality and credit risk management. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

                                       #